Issuer Free Writing Prospectus, dated June 24, 2015

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated June 24, 2015

Registration No. 333-205183

$500,000,000

Brown-Forman Corporation

30-Year Fixed Rate Senior Unsecured Notes

FINAL TERM SHEET

Issuer:	Brown-Forman Corporation
Principal Amount:	$500,000,000
Coupon:	4.500%
Maturity:	July 15, 2045
Benchmark Treasury:	2.500% due February 15, 2045
Benchmark Treasury Price / Yield:	87-08 / 3.166%
Spread to Benchmark Treasury:	T + 145 basis points
Yield to Maturity:	4.616%
Public Offering Price:	98.122%
Interest Payment Dates:	January 15 and July 15
First Coupon:	January 15, 2016
Settlement:	June 29, 2015 (T+3)
Optional Redemption:

Prior to January 15, 2045, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the discounted present value of the notes being redeemed at the Treasury Rate plus 25 basis points

On or after January 15, 2045, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed

CUSIP/ISIN:	115637 AP5 / US115637AP57
Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A+
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Deutsche Bank Securities Inc. Wells Fargo Securities, LLC
Co-Managers:	PNC Capital Markets LLC Mitsubishi UFJ Securities (USA), Inc. Rabo Securities USA, Inc. Scotia Capital (USA) Inc. The Williams Capital Group, L.P.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.